Exhibit 99
ProCentury Corporation Reports First Quarter 2008 Results
COLUMBUS, Ohio, May 12, 2008 — ProCentury Corporation (Nasdaq: PROS), a specialty property and casualty insurance holding company, reported net income for the quarter ended March 31, 2008, of $5.2 million, or $0.39 per diluted share compared to net income of $5.4 million, or $0.40 per diluted share for the first quarter of 2007. Net income for the three months ended March 31, 2008 includes $513,000 of after tax net realized investment losses or $0.04 per diluted share compared to $130,000 or $0.01 per diluted share for the same period in 2007. As a result operating income (which is a non-GAAP financial measure that includes net income plus net realized investment losses net of tax) was $0.43 per diluted share for the three months ended March 31, 2008 compared to $0.41 per diluted share for the three months ended March 31, 2007. Management believes that operating income, a non-GAAP financial measure, permits investors to evaluate the Company’s results before the effects of realized investment gains and losses.
The Company’s results for the first quarter of 2008 also include:
•	Operating income was $0.43 per diluted share compared to $0.40 for the same period of 2007.

•	A combined ratio of 93.4% compared to a combined ratio of 94.6% for the first quarter of 2007.

•	Gross premiums written for the first quarter of 2008 were $53.9 million compared to $58.5 million for the same period in 2007.

•	Book value per share of $12.31 at March 31, 2008 compared to $12.05 at December 31, 2007.

•	Our average credit quality of our investment portfolio at March 31, 2008 was AA+.
Edward Feighan, ProCentury’s Chief Executive Officer said, “We are pleased with our continued improvement in underwriting profitability. Despite the more competitive markets, we’ve remained focused on our underwriting discipline by not chasing prices below adequate levels and by exiting or non-renewing under-priced business. We continue to aggressively pursue new growth initiatives that meet our underwriting profitability criteria.”
Christopher Timm, ProCentury’s Executive Vice President and Century Surety Company’s President and Chief Operating Officer added, “We are enthusiastic about our future opportunities but remain cautious when evaluating our lines of business. We have seen significant pressure in our property lines as a result of other carriers offering wind coverage at the same price as a policy that we offer without coverage for the wind peril. We are very excited that our new growth initiatives, such as contractors, ocean marine, environmental and surety, continue to gain traction from not only a top line growth perspective but are also additive to our underwriting profit.”
Commenting on the merger with Meadowbrook, Chris Timm, stated, “Both of our and Meadowbrook’s new business teams have met and begun to introduce each other’s products to the other’s distribution systems. Meadowbrook’s program partners have expressed strong support for their new access to our surplus lines products. We have identified a significant number of new business initiatives that, while still in the early stages of product development, have given us reasons to be optimistic.”

Financial Results for the First Quarter 2008
For the quarter ended March 31, 2008, ProCentury’s net income was $5.2 million or $0.39 per diluted share, compared to net income of $5.4 million or $0.40 per diluted share for the same period in 2007. Net income for the three months ended March 31, 2008 includes $513,000 of after tax net realized investment losses or $0.04 per diluted share compared to $130,000 or $0.01 per diluted share for the same period in 2007.
The combined ratio for the first quarter of 2008 was 93.4%, down from 94.6% for the first quarter of 2007. The loss ratio for the first quarter of 2008 was 57.5% and the expense ratio was 35.9%. This compares to a loss ratio of 62.3% and expense ratio of 32.3% for the first quarter of 2007.
Gross premiums written for the first quarter of 2008 were $53.9 million compared to $58.5 million for the same period in 2007. Premiums earned were $48.3 million for the period ended March 31, 2008, compared to $54.4 million for the same period last year. Investment income for the first quarter of 2008 was $5.3 million compared to $5.4 million in the first quarter of 2007.
Our fixed income investment portfolio is 95.7% in investment grade securities. While 36.2% of our investment portfolio includes investments in asset-backed and agency-backed securities, our direct exposure to sub-prime risks is only $6.2 million or 1.3% of our total cash and investments. Our CMO and mortgage backed securities portfolios have an average credit quality of AAA, while our asset backed securities sector, which includes our sub-prime assets, has an average credit quality of AA-. All of these securities are adequately collateralized and we expect they will continue to perform.
Other ProCentury News
•	On February 20, 2008, ProCentury entered into a merger agreement with Meadowbrook Insurance Group, Inc. for a merger transaction valued at approximately $272.6 million in cash and Meadowbrook stock to be paid to ProCentury shareholders. The parties anticipate that the transaction will be finalized during the third quarter of 2008, subject to various customary closing conditions, such as the approval of both ProCentury’s and Meadowbrook’s shareholders, regulatory approval, the effectiveness of the Form S-4 registration statement relating to the Meadowbrook common stock to be issued in the transaction and the compliance with certain covenants. During April 2008, ProCentury and Meadowbrook filed a preliminary joint proxy statement / prospectus with the Securities and Exchange Commission relating to the proposed merger and the parties submitted required filings with various state insurance regulators seeking their approval of the transaction.

•	On February 27, 2008, A.M. Best reaffirmed the A- (Excellent) rating of the Company’s primary subsidiary, Century Surety Company with a stable outlook.

•	On April 16, 2008, ProCentury paid a dividend of $0.04 per share to shareholders of record as of March 25, 2008.
About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites property and casualty insurance for small- and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.
Additional Information about the Proposed Merger
The proposed merger will be submitted to Meadowbrook’s and ProCentury’s shareholders for their approval. Meadowbrook has filed a registration statement and Meadowbrook and ProCentury has filed a preliminary joint proxy statement/prospectus, and both companies will file other relevant documents with the Securities and Exchange Commission (the “SEC”). Shareholders are urged to read the registration statement and joint proxy statement/prospectus when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You can obtain a free copy of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about Meadowbrook and ProCentury, at the SEC’s website (http://www.sec.gov). You can also obtain these documents, free of charge, by accessing Meadowbrook’s website (http://www.meadowbrook.com), or by accessing ProCentury’s website (http://www.procentury.com).
Meadowbrook and ProCentury and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Meadowbrook and/or ProCentury in connection with the proposed merger. Information about the directors and executive officers of Meadowbrook is set forth in the proxy statement for Meadowbrook’s 2007 annual meeting of shareholders, as filed with the SEC on April 6, 2007. Information about the directors and executive officers of ProCentury is set forth in the ProCentury’s annual report on Form 10-K for the year ended December 31, 2007. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the preliminary joint proxy statement/prospectus regarding the proposed merger, and the final joint proxy statement/prospectus when it becomes available. You may obtain free copies of these documents as described above.
NOTE ON FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical statements are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are derived from information that we currently have and assumptions that we make and may be identified by words such as “believes,” “anticipates,” “expects,” “plans,” “should,” “estimates” and similar expressions. Our forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated or implied in our forward-looking statements, including but not limited to: 1) risks inherent in establishing loss and loss adjustment expense reserves; 2) uncertainties related to the ratings of our insurance subsidiary; 3) uncertainties related to governmental and regulatory policies; 4) uncertainties relating to the cyclical nature of our business; 5) changes in our relationships with, and the capacity of, our general agents; 6) the risk that our reinsurers may not be able to fulfill their obligations to us; 7) the continued functionality of our online services; 8) the ability to obtain required governmental and shareholder approvals and satisfy other closing conditions that will enable us to complete the merger or to complete it in the expected timeframe; 9) the risk that the businesses of Meadowbrook and ProCentury will not be integrated successfully following the merger or such integration may be more difficult, time-consuming or costly than expected; and 10) customer and employee relationships and business operations may be disrupted by the merger. You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional disclosure regarding potential risks, please refer to documents we file with the Securities and Exchange Commission.

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in thousands, except per share data)

	Quarter Ended	Quarter Ended
	March 31, 2008	March 31, 2007
Gross premiums written	$53,866	58,455
Net premiums written	$45,153	50,060

Premiums earned	$48,345	54,388
Net investment income	5,332	5,433
Net realized investment losses	(462)	(201)
Other income	86	123

Total revenues	53,301	59,743

Losses and loss expenses	27,785	33,877
Amortization of deferred policy acquisition costs	14,176	13,699
Other operating expenses	3,193	3,851
Interest expense	596	686

Total expenses	45,750	52,113

Income before income taxes	7,551	7,630
Income tax expense	2,327	2,251

Net income	$5,224	5,379

Basic income per share	$0.39	0.41
Diluted income per share	$0.39	0.40

Weighted average of shares outstanding — basic	13,307,738	13,227,427

Weighted average of shares outstanding — diluted	13,446,658	13,421,607

Loss and loss expense ratio	57.5%	62.3%
Expense ratio	35.9	32.3

Combined ratio	93.4%	94.6%

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

Assets	March 31, 2008	December 31, 2007
	(unaudited)
Investments	$479,238	455,510
Cash	7,357	11,766
Premiums in course of collection, net	34,195	31,805
Deferred policy acquisition costs	24,033	24,336
Prepaid reinsurance premiums	15,765	14,834
Reinsurance recoverable on paid and unpaid losses, net	44,304	44,777
Receivable for securities	34,530	413
Other assets	26,321	23,613

Total assets	$665,743	607,054

Liabilities and Shareholders’ Equity
Loss and loss expense reserves	$280,228	279,253
Unearned premiums	112,383	114,645
Long term debt	25,000	25,000
Payable for securities	55,007	304
Other liabilities	27,863	26,831
Total liabilities	500,481	446,033

Shareholders’ equity:
Capital stock, without par value	—	—
Additional paid-in capital	103,988	103,283
Retained earnings	71,135	66,448
Accumulated other comprehensive loss, net of tax expense	(9,861)	(8,710)

Total shareholders’ equity	165,262	161,021

Total liabilities and shareholders’ equity	$665,743	607,054

Book value per share	$12.31	12.05

Number of common shares outstanding	13,420,967	13,363,867

     Source: ProCentury Corporation
     Contact: Jeff Racz, 614-823-6302
     102293039.1